Exhibit 99.(a)(5)(I)
San Mateo, California, December 19, 2008 — Actuate Corporation (NASDAQ: ACTU), the leader in delivering Rich Internet Applications Without Limits™, today announced the preliminary results of its modified “Dutch Auction” tender offer to purchase up to 20.0 million shares of its common stock, which expired at 12:00 midnight New York City time on Thursday, December 18, 2008.
Based upon a preliminary count by the depositary for the tender offer, it appears that Actuate will purchase approximately $60.0 million worth of its common stock at approximately $3.50 per share. These shares represent approximately 28.5% of shares outstanding as of September 30, 2008.
The number of shares to be purchased and the price per share are preliminary. Final results for the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares to be purchased, the price per share and the proration factor will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase, and return of all other shares tendered and not purchased, will occur promptly thereafter.
Shareholders and investors who have questions or need further information about the tender offer may contact the information agent, D.F. King & Co., Inc., by telephone at (800) 676-7437 (toll-free), or in writing to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, Attention: Thomas A. Long.
About Actuate Corporation

Copyright © 2008 Actuate Corporation.	Page 1 of 2

Actuate Corporation is dedicated to increasing the richness, interactivity and effectiveness of enterprise data, for everyone, everywhere. Actuate delivers the next generation RIA-ready information platform for both customer and employee-facing applications. The Actuate platform boasts unmatched scalability, high-performance, reliability and security. Its proven RIA capabilities and highly collaborative development architecture are backed by the world’s largest open source information application developer community, grounded in BIRT, the Eclipse Foundation’s only top level Business Intelligence and reporting project.
Global 9000 organizations use Actuate to roll out RIA-enabled customer loyalty and Performance Management applications that improve customer satisfaction and employee productivity. The company has over 4,200 customers globally in a diverse range of business areas including financial services and the public sector, many of which have a long history of deploying Actuate-based solutions for dozens, or even hundreds of their mission-critical applications. Founded in 1993, Actuate has headquarters in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information on Actuate, visit the company’s web site at www.actuate.com.
Forward-Looking Statements
This press release contains forward-looking statements, including, among others, statements relating to the results of Actuate’s tender offer. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ from those anticipated as a result of various factors, including an unexpected number of shares improperly tendered or withdrawn or other variations in the depositary’s preliminary count statements regarding the expected number of shares to be repurchased, the price per share and the proration factor. More information about potential factors that could affect Actuate and the tender offer is included in our filings with the SEC. Actuate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.
Copyright ®2008 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.
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Copyright © 2008 Actuate Corporation.	Page 2 of 2